Exhibit 23.1

Registered with the Public Company

Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Axiom Corp.

As independent registered public accountants, we hereby consent to the use of our report dated April 15, 2015, with respect to the financial statements of Axiom Corp. for the years ended December 31, 2014 and 2013, in its Form S-1A for the registration of 18,433,333 shares of common stock, to be filed on or about January 20, 2016. We also consent to the reference of our firm under the caption “interests of name experts and counsel” in the registration statement.

/s/ Sadler Gibb, LLC

Salt Lake City, UT

January 20, 2016